Exhibit 99.1

For additional information contact

Robert E Krimmel

Chief Financial Officer

(931) 380-8257

FIRST FARMERS AND MERCHANTS BANK ANNOUNCES TWO KEY LEADERSHIP ROLES

COLUMBIA, TN (December 18, 2015) – Today, First Farmers and Merchants Bank (the bank), and First Farmers and Merchants Corporation (holding company) announced two key leadership positions. Brian K. Williams has been named President of the bank and holding company and Timothy E. Pettus has been designated Vice Chairman of the bank and holding company. These two leadership appointments, which take effect January 1st, are key components of the bank’s middle Tennessee growth strategy.

“On behalf of the First Farmers Board of Directors and the Executive Management Team, we are pleased to announce these two critical leadership appointments.” said T. Randy Stevens, Chairman and CEO of First Farmers and Merchants Bank. “Brian and Tim are both highly respected members of the Tennessee banking community and bring over 60 years of collective leadership to their new roles. At First Farmers, we have been blessed to assemble a team of dedicated professionals poised to lead our institution through an exceptional period of growth.”

In his new role as President, Brian Williams will oversee the day-to-day operations of the bank and will be responsible for executing the organization’s strategic initiatives.  A Maury County native, Williams has been with First Farmers for over 22 years and most recently served as Executive Vice President of the bank. During his tenure, Williams has held numerous leadership roles including Chief Financial Officer and Treasurer of the bank and holding company; Senior Executive of Commercial Banking; Chief Credit Officer; Vice President/Assistant Credit Officer and Trust Officer.

“I am truly humbled by the opportunity to lead this extraordinary organization and our dedicated team of professionals across Middle Tennessee.” said Brian Williams. “It has been an honor to serve this bank and our customers for the past 22 years and I look forward to leading the organization as we expand our services across the region.”

-MORE-

Over the past three years, the bank has established a significant presence in both Williamson and Davidson counties. In 2014, First Farmers opened its first Davidson County financial center in Green Hills and just last week announced its third Williamson County branch to be located in the Berry Farms development along the I-65 corridor at Peytonsville Road.

A 40-year veteran of the financial services industry, Tim Pettus has been elevated to the newly minted role of Vice Chairman of the bank and holding company. Pettus will be charged with coordinating the bank’s growth strategy across middle Tennessee, primarily focused on the Williamson and Davidson County markets. Pettus has held numerous positions with the bank including Regional President of the bank’s Southern Region; Vice Chairman of the bank and most recently as President of the bank and member of the Board of Directors for the bank and holding company.

“Over the past 13 years, it has been the highest privilege to serve our bank and our customers in numerous capacities during an unprecedented period of growth.” said Tim Pettus. “I look forward to applying those experiences in my new role as we strategically grow our brand and cultivate new relationships within our strategic growth markets.”

About First Farmers and Merchants Corporation and First Farmers and Merchants Bank

First Farmers and Merchants Corporation is the holding company for First Farmers and Merchants Bank, a community bank serving the Middle Tennessee area through 19 banking locations in eight Middle Tennessee counties.  As of September 30, 2015, First Farmers reported total assets of approximately $1.2 billion, total shareholders' equity of approximately $120 million, and administers trust assets of $4.1 billion.  For more information about First Farmers, visit First Farmers and Merchants Bank on the Web at www.myfirstfarmers.com under the "Our Story" and "Investor Relations" tab.

-END-